UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BEVERLY NATIONAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BEVERLY NATIONAL CORPORATION

240 Cabot Street

Beverly, Massachusetts 01915

(978) 922-2100

NOTICE OF 2007

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 22, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Beverly National Corporation (the “Company”), will be held on Tuesday, May 22, 2007, at the Danvers office of Beverly National Bank, 107 High Street, Danvers, Massachusetts at 9:00 a.m., local time (together with any adjournments and postponements thereof, the “Annual Meeting”) for the following purposes:

1.	To fix the number of directors who shall constitute the full Board of Directors at eleven.

2.	To elect four Directors of the Company for a three-year term.

3.	Ratification of the appointment of the independent auditor.

4.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

The Board of Directors of the Company has fixed the close of business on April 11, 2007 as the record date (the “Record Date”) for determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. In the event that there are not sufficient votes to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies by the Company.

The above matters are described in detail in the accompanying Proxy Statement.

By Order of the Board of Directors,

Paul J. Germano, Secretary

Beverly, Massachusetts

April 23, 2007

Whether or not you plan to attend the Annual Meeting in person, please complete and sign the enclosed proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

If your shares are in a brokerage or fiduciary account, your broker or bank will send you a voting instructions form instead of a proxy card. Please follow the instructions on that form to tell them how to vote your shares. The Company encourages you to use the telephone voting option provided with such forms. Please do not send the voting information form to the Company. If you wish to attend the meeting and vote your shares in person, you must follow the instructions on the voting information form to obtain a legal proxy from your broker or bank.

If you receive multiple Proxy or Voting Instruction Forms in a single mailing with this Proxy Statement and one copy of the Company’s Annual Report, your mailing may have been “householded” to cut down on duplication. If you want more copies of the Proxy Statement or Annual Report, please write or call Paul J. Germano, Secretary, Beverly National Corporation, 240 Cabot Street, Beverly, MA 01915 (978) 922-2100.

BEVERLY NATIONAL CORPORATION

240 Cabot Street

Beverly, Massachusetts 01915

(978) 922-2100

PROXY STATEMENT

THE COMPANY

Beverly National Corporation (the “Company”) is a bank holding company principally conducting business through Beverly National Bank (the “Bank”).

VOTING, REVOCATION AND SOLICITATION OF PROXIES

Annual Meeting

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2007 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Danvers office of Beverly National Bank, 107 High Street, Danvers, Massachusetts, at 9:00 a.m. local time on Tuesday, May 22, 2007, and together with any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	To fix the number of directors who shall constitute the full Board of Directors at eleven.

2.	To elect four Directors of the Company for a three-year term.

3.	To ratify the appointment of Shatswell, MacLeod & Company, P.C., as independent auditor for the Company for the fiscal year ended December 31, 2007.

4.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Record Date

The Company mailed this Proxy Statement and enclosed proxy card on or about April 23, 2007 to all shareholders entitled to vote at the Annual Meeting. The Board of Directors fixed the close of business on April 11, 2007 as the Record Date. Only the holders of record of shares of Company common stock (the “Common Stock”) at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At the Record Date, 2,752,785 shares of Common Stock were outstanding and entitled to vote.

Proxies, Voting and Revocations

Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed in the proxy. If a proxy is submitted and no directions are given, the proxy will be voted for the approval and adoption of the proposals to be considered at the Annual Meeting.

A holder of record of Common Stock may revoke a proxy by filing an instrument of revocation with Paul J. Germano, Secretary of the Company, 240 Cabot Street, Beverly, Massachusetts 01915. Such shareholder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the Annual Meeting in person, notifying the Secretary, and voting by ballot at the Annual Meeting. Any shareholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The presence in person or by proxy of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, a plurality of the shares of Common Stock voting in person or represented by proxy at the Annual Meeting is necessary to elect each of the nominees for Director and a majority of the shares of Common Stock voting is necessary to decide all other matters. Each share of the Common Stock entitles the shareholder to one vote.

In accordance with applicable state law, abstentions, votes withheld for director nominees and broker non-votes (shares represented at the meeting which are held by a broker or other nominee and as to which (i) instructions have not been received from the beneficial owner or the person entitled to vote and (ii) the broker or nominee does not exercise voting power) shall be treated as shares that are present and entitled to vote for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will not be counted as voting at the Annual Meeting and, therefore, will have no effect on the outcome of any matters submitted to the vote of shareholders.

Solicitation and Other Expenses

The Company will bear the cost of soliciting proxies from shareholders, including mailing costs and printing costs in connection with this Proxy Statement. In addition to the use of the mails, proxies may be solicited by the Company’s directors, officers and certain employees and by personal interview or telephone. Such directors, officers, and employees will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock. The Company may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

PROPOSAL ONE

FIXING NUMBER OF DIRECTORS AT ELEVEN

The persons named as proxies intend to vote to fix the number of Directors for the ensuing year at eleven (11) and vote for the election of the individuals named below as nominees for election as Director. If any nominee should not be available for election at the time of the meeting, the persons named as proxies may vote for another person in their discretion or may vote to fix the number of Directors at less than eleven (11). The Board of Directors does not anticipate that any nominee will be unavailable.

The Board of Directors recommends that shareholders vote “FOR” the Proposal fixing the number of directors at eleven (11). The affirmative vote of a majority of the shares voting in person or by proxy is required to approve Proposal One.

PROPOSAL TWO

ELECTION OF DIRECTORS

The Board of Directors is divided into three (3) classes as nearly equal in number as possible. Classes of Directors serve for staggered three (3) year terms. A successor class is to be elected at each annual meeting of shareholders when the terms of office of the members of one class expire. Vacant directorships may be filled, unless and until filled by shareholders, by the vote of a majority of the Directors then in office.

At the Annual Meeting, four (4) persons will be elected Directors of the Company to serve for three-year terms until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified. The Board of Directors has nominated Suzanne S. Gruhl, Clark R. Smith and Michael F. Tripoli, whose terms expire in 2007, for reelection as Directors of the Company for three-year terms. The Board of Directors has also nominated John J. Meany for election as a Director of the Company for a three-year term.

Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy “FOR” the election of each of the nominees named above as Directors of the Company. The Board of Directors believes that each of the nominees will stand for election and, if elected, will serve as a Director. However, if any nominee fails to stand for election or is unable to serve, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends that shareholders vote “FOR” the Proposal to elect each of the four (4) nominees to the Board of Directors for a term of three (3) years. A plurality of the shares voted in person or by proxy is required to elect each director.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth each of the Directors who will continue in office after the Annual Meeting, each nominee for election as Director, and the Executive Officers of the Company and of the Bank. Mr. Richard H. Booth is also a Director whose term will expire at the 2007 Annual Meeting. Mr. Booth is retiring and is not seeking reelection. Each Executive Officer holds office until the first Directors’ meeting following the annual meeting of shareholders and thereafter until his or her successor is elected and qualified. Each Director of the Company is also a Director of the Bank and all Directors are independent with the exception of: Donat A. Fournier, John N. Fisher, Mark B. Glovsky and Director Nominee John J. Meany. Directors Fisher and Glovsky are not considered independent as their companies perform and are compensated for certain professional services provided to the Company. Director nominee Meany will not be considered independent for his initial term as Executive Officer Good previously served on the Executive Committee of the YMCA of the North Shore of which Mr. Meany is the CEO.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING FOR A 3-YEAR TERM

(Terms to Expire at the 2010 Annual Meeting)

Name	Age	Director Since	Principal Occupation During Past 5 Years
Suzanne S. Gruhl	60	2004	Chief Financial Officer, Children’s Friend, pediatric mental health services since 2005; Chief Financial Officer YWCA Boston (2003 to 2005); Partner, Parent McLaughlin & Nangle, CPAs (1999 to 2003)

Clark R. Smith	69	1994	Attorney, Family Foundation

Michael F. Tripoli	49	2004	Partner, Grandmaison & Tripoli, LLP, Certified Public Accountant

John J. Meany	57	Nominee	Chief Executive Officer, YMCA of the North Shore

DIRECTORS WHOSE TERMS WILL EXPIRE AT THE 2008 ANNUAL MEETING

Name	Age	Director Since	Principal Occupation During Past 5 Years
Donat A. Fournier	58	2002	President & Chief Executive Officer of Company & Bank since 2002; Senior Vice President of Webster Bank (1999 to 2002)

Mark B. Glovsky	59	1996	Attorney, Partner of the Law Firm of Glovsky & Glovsky

Kevin M. Burke	59	2005	Secretary of Public Safety for the Commonwealth of Massachusetts; President, Burke and Mawn Consulting, LLC; Of Counsel, Gadsby Hannah, LLP; District Attorney, Essex County

DIRECTORS WHOSE TERMS WILL EXPIRE AT THE 2009 ANNUAL MEETING

Name	Age	Director Since	Principal Occupation During Past 5 Years
John N. Fisher	66	1989	President, Fisher & George Electrical Co., Inc.

Alice B. Griffin	69	1992	Consultant

Robert W. Luscinski	65	1999	Certified Public Accountant

Pamela C. Scott	55	2006	President and Chief Executive Officer, LVCC, Inc., Management Consultants (since 2003); Senior Vice President, Schoolhouse Capital, LLC, marketer of 529 college savings programs, a subsidiary of State Street Corporation (1997 to 2003)

EXECUTIVE OFFICERS

(Other than Directors)

Name	Age	Position	Business Experience During Past 5 Years
John R. Putney	63	Vice President of Company; Executive Vice President & Senior Loan Officer of Bank	Vice President of Company; Executive Vice President & Senior Loan Officer of Bank since 2003; Regional President of Banknorth-Massachusetts North Shore region (2003); President & CEO of Warren Five Cents Savings Bank & Warren Bancorp (1998 to 2002)

John L. Good, III	63	Vice President of Company; Executive Vice President of Bank	Vice President of Company and Executive Vice President of Bank since 2004; Consultant, Good Consulting, LLC (2003 to 2004); Vice President, Northeast Health Systems (1978 to 2003)

Michael O. Gilles	47	Executive Vice President, Treasurer & Chief Financial Officer of Company; Executive Vice President & Chief Financial Officer of Bank	Executive Vice President, Treasurer & Chief Financial Officer of Company and Executive Vice President & Chief Financial Officer of Bank since August, 2005; Interim Chief Financial Officer of Company and Bank (2005); MG Consulting (2003 to 2005); Senior Vice President & Chief Financial Officer, Bay State Bancorp (1998 – 2003)

James E. Rich, Jr.	55	Vice President of Company; Senior Vice President & Senior Trust Officer of Bank	Vice President of Company since June 1999; Senior Vice President & Senior Trust Officer of Bank since January 2002.

Paul J. Germano	48	Vice President & Secretary of Company; Senior Vice President, Secretary, Chief Operations Officer & Cashier of Bank	Vice President & Secretary of Company since June 1999; Senior Vice President, Chief Operations Officer & Secretary of Bank since January 2002.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors of the Company met fourteen (14) times during 2006, and the Board of Directors of the Bank met fifteen (15) times during 2006. The Board has various committees. The members of the committees are elected by the Board of Directors based upon recommendations of the Governance and Nominating Committee of the Board of Directors.

During 2006, no Director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors that he/she was entitled to attend, and (2) the total number of meetings held by all committees of our Board of Directors on which he/she served.

The Company’s Directors are expected to attend Annual Meetings of Shareholders. All Directors attended last year’s Annual Meeting of Shareholders.

Committees of the Board of Directors

The following is a description of the Governance and Nominating, Audit and Compensation and Benefits Committees of the Board of Directors.

Governance and Nominating Committee

The Board’s Governance and Nominating Committee (the “Nominating Committee”) is comprised of Directors Booth, Burke, Griffin and Luscinski. Ms. Griffin chairs the Nominating Committee. The Nominating Committee met four (4) times during 2006. Each of the members of the Nominating Committee is independent in accordance with the standards of the American Stock Exchange (the “AMEX”).

The Nominating Committee recommends nominees to the Board for election or reelection as Directors. A current copy of the Nominating Committee’s charter is available on the Company’s website at www.beverlynational.com.

The Nominating Committee does not have a policy with regard to consideration of Director candidates recommended by shareholders. The Board of Directors considers the qualifications listed below as appropriate qualifications for Director candidates and believes that the Company and its shareholders would not benefit from policies that address nominations of Directors by shareholders.

The Nominating Committee seeks candidates who possess some or all of the following characteristics:

•	Sound business judgment as necessary to understand the Company’s financial and operating performance, and to provide strategic guidance to management.

•	Business management experience as required to carry out the Board’s responsibilities.

•	Integrity, commitment, honesty and objectivity.

•

An informed understanding about (i) banking principles, (ii) bank operations/technology, (iii) pertinent laws, policies and regulations, (iv) markets and trends affecting the financial services industry (and the Bank in particular) and (v) local economic and business opportunities.

•	Communication skills to establish effective relationships with other Directors, officers of the Company, and, when appropriate, the general public regarding the Company.

•	Where possible, candidates should not have relationships with the Company or the Bank that may compromise the candidate’s independent status.

•

Where possible, the candidate should add to the diversity of the Board with respect to age, sex, race and ethnicity. The Board will not discriminate on the basis of sex, race, color, gender, national origin, religion or disability.

•	Candidates should hold business or civic leadership positions.

•	Skills in financial management, asset management and legal and business services.

•	Geographic representation consistent with the Bank’s present and future branch locations.

The selection process for identifying and evaluating nominees for Director shall adhere to the following guidelines:

•	Candidates will be identified by Board members and senior management.

•	As needed, an outside consultant will be retained to identify candidates.

•

The evaluation process will be conducted under the direction of the Nominating Committee based on the above criteria and will include interviews of the candidate by members of the Nominating Committee, other Directors and members of senior management. Background checks of candidates will also be included.

Audit Committee

The Board’s Audit Committee is comprised of Directors Griffin, Gruhl and Luscinski. Ms. Gruhl chairs the Audit Committee. The Audit Committee met six (6) times during 2006. Each of the members of the Audit Committee is independent in accordance with the standards of the AMEX and the rules of the Securities and Exchange Commission (the “SEC”).

The Audit Committee reviews the financial statements and scope of the annual audit, monitors internal financial and accounting controls, and appoints the independent certified public accountants.

Director Suzanne S. Gruhl is currently considered to be the “Audit Committee Financial Expert” under the rules and regulations of the SEC for purposes of Section 407 of the Sarbanes-Oxley Act of 2002.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.beverlynational.com.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006 with the Company’s management. The Audit Committee has discussed with Shatswell, MacLeod & Co., P.C., the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Shatswell, MacLeod & Co., P.C. required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board and has discussed with Shatswell, MacLeod & Co., P.C. its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Beverly National Corporation Audit Committee:

        Suzanne S. Gruhl, Chairperson

        Alice B. Griffin

        Robert W. Luscinski

Compensation and Benefits Committee

The current members of the Board’s Compensation and Benefits Committee (the “Compensation Committee”) are Directors Griffin, Luscinski, Smith and Tripoli, all of whom are independent in accordance with the standards of the AMEX and the rules of the SEC. Mr. Luscinski chairs the Compensation Committee. The members of the Compensation Committee also serve as the Bank’s Compensation Committee. The Compensation Committee met seven (7) times during 2006.

The Company engaged an independent compensation consultant to review compensation levels of directors and executive officers. Such consultant reviews and benchmarks the Company’s compensation levels in the areas of base salary, incentive cash bonus payments and total compensation. In addition, such consultant compares the compensation of the Bank with that of its peers and publicly traded banks of similar size and capitalization levels. The Compensation Committee then asks the consultant to make a recommendation regarding any proposed changes to Board compensation levels, which is then proposed to the full Board for approval.

The Compensation Committee’s primary responsibility is to establish levels of remuneration for executives and to monitor and review salary and benefits for employees, executive officers, and Directors and recommend actions in these areas to the Board for approval, pursuant to the Compensation Committee’s Charter, which is available on the Company’s website at www.beverlynational.com.

Compensation Committee Interlocks and Insider Participation

For the most recently completed fiscal year there were no members of the Company’s Compensation Committee who:

a.	Were, during the fiscal year, an officer or employee of the Company;

b.	Were formerly an officer of the Company; or

c.	Have any relationship requiring disclosure under Item 404 of Regulation S-K regarding Related Party Transactions.

For the most recently completed fiscal year, no executive officer served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee. Similarly, no executive officer served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company.

Mr. Fournier and Executive Vice President John Good are currently members of the board of directors of the YMCA of the North Shore of which Director Nominee John J. Meany is its Chief Executive Officer. During the period from March 2005 until March 2006, Mr. Good served as a member of the Executive Committee for the YMCA of the North Shore.

Family Relationships

There are currently no family relationships among the current existing Board of Directors or among the Directors and Executive Officers of the Company

Board of Directors’ Communications with Shareholders

The process the Board provides for shareholders to send communications to the Board is through the Company’s address at 240 Cabot Street, Beverly, Massachusetts 01915. If the document is individually addressed for a Board member, it is held sealed until the member accepts receipt. If the communication is not individually addressed, the Chairman or Lead Director will accept receipt.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table and related notes set forth certain information regarding stock owned by each of the Directors and Executive Officers of the Company and Bank and by all Executive Officers and Directors of the Company as a group at March 12, 2007. The percentages are based upon the 2,752,785 shares of Common Stock outstanding on March 12, 2007.

Title of Class	Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)		Percent of Class
Common	Richard H. Booth	23,689	(4)(5)(6)	*	%

Common	Kevin M. Burke	2,600		*

Common	John N. Fisher	14,447	(4)(7)	*

Common	Donat A. Fournier	13,806		*

Common	Mark B. Glovsky	7,740	(4)	*

Common	Alice B. Griffin	22,550	(4)	*

Common	Suzanne S. Gruhl	200		*

Common	Robert W. Luscinski	6,162	(4)	*

Common	John J. Meany (Nominee)	100		*

Common	Pamela C. Scott	100		*

Common	Clark R. Smith	24,684	(4)	*

Common	Michael F. Tripoli	1,000		*

ADDITIONAL EXECUTIVE OFFICERS

Common	Paul J. Germano	20,219	(4)(9)	*

Common	Michael O. Gilles	15,000		*

Common	John L. Good, III	25,466		*

Common	John R. Putney	7,304		*

Common	James E. Rich, Jr.	15,613	(4)(8)	*

	All current Directors and Executive Officers as a group (17 persons)	200,680	(4)	7.3%

*	Less than 1%.
(1)	The individuals listed can be contacted through the Company (Beverly National Corporation, 240 Cabot Street, Beverly, MA 01915).
(2)

Based upon information provided to the Company by the indicated persons. The number of shares that each individual has the option to purchase has been added to the number of shares actually outstanding for the purpose of calculating the percentage of such person’s ownership.

(3)

Under regulations of the SEC, a person is treated as the beneficial owner of a security if the person, directly or indirectly (through contract, arrangement, understanding, relationship or otherwise) has or shares (a) voting power, including the power to vote or to direct the voting, of such security, or (b) investment power with respect to such security, including the power to dispose or direct the disposition of such security. A person is also deemed to have beneficial ownership of any security that such person has the right to acquire within 60 days. Unless indicated in another footnote to this tabulation, a person has sole voting and investment power with respect to the shares set forth opposite his or her name. The table does not reflect shares held by the Company’s Employee Stock Ownership Plan (“ESOP”), as to which Messrs. Fournier,

Good and Germano serve as trustees, but does include shares allocated to individual Executive Officers. ESOP shares included are Messrs. Fournier, 6; Germano, 6,302; Good, 3; Putney, 4; and Rich, 8,758.

(4)

Includes stock options to purchase shares which were exercisable as of March 12, 2007, or within 60 days thereafter, as follows: John N. Fisher, 157; Alice B. Griffin, 760; Robert W. Luscinski, 504; James E. Rich, Jr., 2,730; Paul J. Germano, 2,730; and Directors and Executive Officers (as a group), 6,881.

(5)	Includes 23,689 shares held in trust.
(6)	Mr. Booth will retire as a Director of the Company and of the Bank at the 2007 Annual Meeting.
(7)	Includes 13,947 shares held in trust.
(8)	Includes 4,125 shares owned jointly by Mr. Rich and Mr. Rich’s spouse.
(9)	Includes 567 shares owned jointly by Mr. Germano and Mr. Germano’s spouse.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table and related notes set forth certain information as of March 12, 2007 with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Stock	John Sheldon Clark 1633 Broadway, 30th Floor New York, NY 10019	230,738	(2)	8.4%

Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	225,910		8.3%

Common Stock	Banc Fund V, L.P. Banc Fund VI, L.P. Banc Fund VII, L.P. 208 South LaSalle Street Suite 1680 Chicago, IL 60604	144,885	(3)	5.3%

(1)	The percentages above are based on 2,752,785 shares of common stock outstanding as of March 12, 2007.
(2)

As disclosed in Schedule 13G filed with the SEC on July 18, 2006. The reporting person has sole voting power with respect to 206,279 shares of common stock which includes 95,229 shares held by two trusts for which he serves as the sole trustee. The reporting person is deemed to have shared voting and dispositive power with respect to 23,959 shares owned solely by his spouse but which are deemed to be beneficially owned by the reporting person.

(3)

As disclosed in Schedule 13G/A filed with the SEC on February 9, 2007. Banc Fund V, L.P. (72,050 shares), Banc Fund VI, L.P. (67,900 shares) and Banc Fund VII, L.P. (4,935 shares) are managed by Charles J. Moore, who has voting and dispositive power over the shares held by each of these entities.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview of Beverly National Corporation. Beverly National Corporation is a bank holding company that, through its only subsidiary Beverly National Bank, offers commercial banking, trust and wealth management services to its customers. The Executive Officers of Beverly National Corporation are also Executive Officers of Beverly National Bank. Executive Officers of the Company currently receive no separately allocated compensation in their capacities as Executive Officers of the Company but are compensated as Executive Officers of the Bank.

The Compensation and Benefits Committee (“Compensation Committee”) reviews and approves compensation levels for the Executive Officers and oversees and administers the executive compensation programs. The Company currently pays no direct compensation to any of its officers because the Company’s officers are compensated as officers of the Bank.

For purposes of this Compensation Discussion and Analysis the compensation plans and practices of the Company are considered the same as the Bank.

What are the objectives of the Company’s compensation programs and why does the Company choose to pay each element?

The objective of the compensation programs are to attract and retain qualified executive officers to properly direct the Company and maximize its performance while striving to provide an appropriate return to its shareholders. The Company endeavors to provide a competitive total compensation package to its employees comparable with those offered by peer companies. The Company considers its peers to be publicly traded banks of similar size and geographic location.

To ensure that the Company remains competitive in its compensation levels and practices, it periodically subscribes to various surveys and market data which illustrate compensation paid for various positions by other banks of similar size and geographic location in order to determine the appropriateness of salary levels and benefit plans. The Bank also relies on its independent human resources consultant to annually review its compensation plans and levels for additional verification that they remain competitive with market rates.

In addition to a base salary, the Company has historically used the payment of cash bonuses to reward performance. Bonuses paid to executives under the Company’s bonus plan are principally based on the achievement of earnings performance and asset growth at levels that meet the Company’s budgeted financial objectives that are established with the intent and expectation to produce competitive returns to shareholders.

In addition to base salary and bonuses, in order to provide additional incentives for executives to pursue operating and financial objectives that will enhance and maximize the share price over time, the Company has adopted various equity compensation plans designed to align the interests of its executives with its shareholders. These equity compensation plans consist of stock options and the 2005 Restricted Stock Plan.

As of December 31, 2006 there were no options available to be granted under existing stock option plans and no awards were made under the 2005 Restricted Stock Plan.

As part of its compensation package the Company also provides certain Executive Officers with other benefits such as a company automobile, monthly car allowance and country club membership.

What is the compensation plan designed to reward and how does each element of the Company’s decision regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements?

The compensation structure is intended to reward executives for the attainment of individual and corporate goals and objectives. The primary corporate objective is to achieve or exceed the Company’s budgeted level of net income and asset growth as well as achievement of the main objectives of the Company’s long-term strategic plan, thereby enhancing shareholder value.

The Compensation Committee annually reviews and approves the CEO’s individual and corporate goals and objectives, focusing on his primary duties to direct the organization to meet the annual budgeted net income and asset growth while overseeing the strategic direction of the Company to result in a competitive return to shareholders.

The Compensation Committee meets with the CEO to establish individual expectations, goals and objectives for Executive Officers. These goals and objectives, in addition to the Executive Officers’ primary duties and responsibilities, encompass both specific individual and corporate strategic objectives for the year.

Each Executive Officer is eligible to receive a cash bonus and equity incentive awards or grants, which are directly based upon the achievement of these established individual goals and corporate objectives. Bonuses are based on an assessment of various factors including financial performance and the attainment of established corporate performance targets for net income, corporate strategic and individual performance goals. In establishing levels of remuneration, the Compensation Committee takes into consideration an individual’s performance, level of expertise, responsibilities, length of service to the Bank and comparable levels of remuneration paid to executives of other companies of comparable size and development within the local and national industry. The CEO’s bonus is determined and approved by the Compensation Committee and recommended to the Board of Directors for approval. Other Executive Officer bonuses are determined and recommended by the CEO to the Compensation Committee for approval. Amounts of bonus payments are directly proportional, in part, to base salary level. No individual Executive Officer participates in the review, discussion or decisions of the Compensation Committee regarding his or her remuneration.

Individual elements of compensation are neither dependent upon nor intended to affect decisions regarding other elements.

What is each element of compensation and how does the Company determine the amount of each element?

The principal elements of executive compensation are base salary, bonus, stock options and stock awards. Each non-executive member of the Board of Directors currently receives fees on a monthly basis consisting of 1/12 of the annual retainer and fees for each committee meeting attended during the period.

Executive Officers

Base Salary. Each Executive Officer’s base salary is reviewed on an annual basis and subject to annual adjustment as considered appropriate. Comparable data is reviewed to determine competitiveness with similar local and national peer institutions. When considered appropriate the Company retains the services of an outside compensation consultant to provide comparable information, independent verification and, when required, recommendations.

In 2006, the Company retained the services of an outside consultant to review and benchmark the Company’s compensation levels in the area of base salary, incentive cash bonus payments, and total cash compensation. Competitive survey data used was The Clark Consulting Banking Compensation Report, the Watson Wyatt survey and the TSG—Mass Regional Survey. Based on the finding, the Company’s compensation levels were considered competitive and the salary structure levels for 2007 were updated to reflect annual market condition adjustments.

The Company utilized this independent review, among other factors, in establishing its recommended salary increases for 2007. Base salary adjustments for Executive Officers, other than the CEO, were submitted to the Compensation Committee in January 2007 for recommendation to the full Board for final approval in January 2007.

The Committee reviews the CEO’s performance annually and adjusts his compensation based on the previously mentioned factors, as well as the Bank’s performance and a comparison of the CEO’s salary as compared to the salaries paid to chief executive officers of various other institutions. In establishing levels of remuneration, the Compensation Committee endeavors to take into consideration the CEO’s performance, level of expertise, responsibilities, experience, and comparable levels of remuneration paid to executives of other companies of comparable size within the industry. The CEO does not participate in the review, discussion, or decision of the Compensation Committee regarding his remuneration. The salary adjustment for the CEO was established by the Compensation Committee and presented to the Board for approval in February 2007. Mr. Fournier’s salary was increased to $250,000 for 2007. This increase puts Mr. Fournier around the midpoint level for his targeted peer group, which is the current range desired by the Compensation Committee given Mr. Fournier’s years of expertise as a CEO and length of service with the Company.

In 2006, the Company also engaged the services of a human resources consulting firm, Insight Performance, to assist in the management of the human resources function of the Company. As part of their annual services a best practices review was conducted that included a competitive review of the Company’s overall benefits package. Overall, the Company’s benefits were considered competitive in all areas including its 401(k) Plan, life insurance benefits, health care and other benefits such as vacation and sick time.

Bonus Plan. Each of the Company’s Executive Officers participates in a bonus plan. The bonus plan establishes targeted payout levels for each Executive based on title and level of responsibility. The primary determination of payments under the plan depends upon the budgeted net income of the Company and the attainment of established individual and corporate strategic goals. The targeted maximum payout levels, as a percentage of base salary, are as follows: CEO 0% to 40%, Executive Vice Presidents 0% to 30% and Senior Vice Presidents 0% to 20%.

Bonuses, if any, are considered and approved by the Board of Directors, with Executive Officers not participating in the voting or discussion with respect to their own compensation for payment within the first quarter of the following calendar year for the previous year’s performance.

For 2006, after considering actual performance and various factors, the Compensation Committee together with recommendations from the CEO for other Executive Officers, exercised its discretion to award bonuses under the plan. The Compensation Committee considered, among other things, the net income growth after adjusting for non-recurring items, asset growth, completion of individual and corporate strategic goals, initiation and completion of the initial stages of the corporate efficiency review and the successful completion of the capital raising initiative.

The Board of Directors has historically used the payment of bonuses as a compensation tool to reward the CEO’s performance. The bonus is based on an assessment of various factors including financial performance, attainment of corporate and strategic goals and individual performance. The cash bonus for the CEO was established by the Compensation Committee and presented to the Board for approval and payment in February 2007. The Compensation Committee recommended, and the Board approved, a cash bonus payment of $85,000 to Mr. Fournier, which represents approximately 36% of his 2006 base salary compensation.

Cash bonuses for Executive Officers, other than the CEO, were recommended by the CEO and submitted to the Compensation Committee in January 2007 for recommendation to the full Board for final approval in January 2007 and payment in February 2007. Bonuses for the fiscal year ended December 31, 2006 were approved and paid in February 2007, to and in the amounts of: Mr. Gilles $40,000, Mr. Good $25,000, Mr. Putney $40,000 and Mr. Rich $11,000.

All cash bonus payments were within established targets and no Executive Officer received the maximum target payment under the plan.

Stock Options and Stock Awards. Historically, the Company has awarded stock options to Executive Officers when appropriate to reward the Executive Officers for exceptional service and expected long-term contribution to the Company’s future. Stock option awards were determined by the Compensation Committee and approved by the Board. Since 2005, the Company has no options available to be awarded under any of the previously approved stock plans.

In 2005 the Company, with the approval of shareholders, established the 2005 Restricted Stock Plan. The purpose of this Plan is to reward certain employees, including Executive Officers, for exceptional service to the Company as it relates primarily to the attainment of established corporate and individual strategic goals. During the fiscal year ended December 31, 2006 no awards were granted under the Plan. However, on March 27, 2007 the Company’s Board of Directors approved the grant of 9,275 shares, of which 1,375 shares were awarded to non-employee Directors, and 7,900 shares to Executive and other officers of the Company. The grants vest over a period of time ranging from 1 to 5 years depending upon the size of the award. Vesting schedules were established over a maximum of 5 years or a minimum vesting of 50 shares per year.

Other Compensation. The Company provides certain Executive Officers with a number of other recurring cash and non-cash forms of compensation not normally available to other employees of the Company. These include an automobile or monthly automobile allowance and country club membership.

The Company has also provided, on occasion, certain Executive Officers non-recurring cash or non-cash compensation. The only current arrangement outstanding is the Fournier Employment Agreement that provides Mr. Fournier annual grants of 500 shares of Common Stock of Beverly National Corporation for five (5) years. As of December 31, 2006, 2,000 shares have been granted and 500 shares remain to be granted under the terms of the Fournier Employment Agreement.

Supplemental Retirement Plan. On December 24, 1996 the Company adopted a Supplemental Retirement Plan for two executive officers (who are no longer officers of the Company), Lawrence M. Smith and Julia L. Robichau. This plan provides nonfunded retirement benefits designed to supplement benefits available through the Company’s retirement plan for employees.

Certain assets of the Company, consisting of U.S. Government obligations, corporate bonds, equity instruments and life insurance policies, are in a Rabbi Trust. The Rabbi Trust is used to assist in the administration of the plan and is subject to the claims of creditors in the case of insolvency. The fair value of the assets in the Rabbi Trust amounted to $964,000 and $1,042,000 at December 31, 2006 and 2005, respectively. Such assets did not include any securities of the Company.

The supplemental retirement agreements under the plan provide that the officers do not have any right, title or interest in or to any specified assets of the Company, or any trust or escrow arrangement. In connection with the agreements, the Company established two trust agreements. The trustee of the trusts is another bank.

Salary Continuation Agreement. In 2003, the Company adopted a Salary Continuation Agreement for Donat A. Fournier, its chief executive officer. The agreement provides nonfunded retirement benefits of $100,000 per year for twenty years upon termination of employment on or after the normal retirement age. Upon a change in control, as defined in the agreement, the retirement benefits commence on the month following the executive’s normal retirement age. The agreement is unfunded and the Bank is the fiduciary and administrator.

Employee Stock Ownership Plan. The Company sponsors an Employee Stock Ownership Plan (“ESOP”). The ESOP is offered to employees who have attained the age of 21 years and who have completed a minimum of 1,000 hours of employment with the Company. The ESOP entitles Company employees to common stock or cash upon retirement, disability, death or separation from service from the Company based on a vesting schedule. Benefits become 25% vested after two (2) years of service and increase to 100% vested after five (5) years of service.

The Bank has a Group Term Insurance Carve-Out Plan (the “Carve-Out Plan”) through which the Bank will divide death proceeds of certain Bank-owned life insurance policies, which insure the lines of certain executive officers who elected to participate in such Carve-Out Plan. The Carve-Out Plan participants signed a Split Dollar Policy, which provides both the Bank and the individual executive officer with life insurance benefits. Such benefits increase with vesting and years of service up to $300,000.

Change in Control Agreements. The Company has also entered into change-in-control agreements with certain Executive Officers, including the CEO, which provide for payments in the event of a change-in-control of the Company, as defined in the agreements. Payments consist of salary and medical benefits for a specified period of time. The agreements with Executive Officers also provide, in the event of certain change-in-control transactions, for the acceleration of options held by such Executive Officers whereby each such option shall become exercisable to the extent of the number of shares that would otherwise vest if the Executive Officer remained employed by the Company or its successor for two (2) years after the effective date of the transaction, subject to certain conditions. These agreements are consistent with industry practice and are of particular importance in assisting the Company in attracting and retaining qualified executives.

Other Compensation. Executive Officers are also eligible for certain benefits that are available to other employees, including partial funding of medical and dental care, group life and long-term disability plans, a 2% contribution and up to an additional 4.5% matching contribution to the Company’s 401(k) plan, subject to certain IRS limitations. The Company previously had, in addition to its 401(k) plan, a defined benefit pension plan that was discontinued and frozen in 2005. Certain Executive Officers had accrued benefits under the plan that have been frozen and do not accrue any additional benefit under the previously discontinued plan.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and based on that review and discussion, the Compensation and Benefit Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

The Compensation and Benefits Committee of the Board of Directors adopted this report on March 27, 2007:

Beverly National Corporation

Compensation and Benefits Committee:

        Robert W. Luscinski, Chairperson

        Alice B. Griffin

        Clark R. Smith

        Michael F. Tripoli

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth information concerning the compensation for services rendered in all capacities during the fiscal year ended December 31, 2006 earned by the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and the three (3) next most highly compensated Executive Officers of the Company and the Bank. The Executive Officers of the Company are also Executive Officers of the Bank.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Donat A. Fournier	2006	236,250	75,000	12,000	—	—	88,620	29,467	(6)	441,337
President &
Chief Executive Officer

Michael O. Gilles	2006	162,500	31,500	—	—	—	—	17,039	(7)	211,039
Executive Vice President &
Chief Financial Officer

John R. Putney(4)	2006	155,000	40,500	—	—	—	—	27,726	(8)	223,226
Executive Vice President &
Senior Loan Officer

John L. Good III(5)	2006	152,000	39,200	—	—	—	—	12,430	(9)	203,630
Executive Vice President

James E. Rich, Jr.	2006	137,400	8,700	—	—	—	—	9,497	(9)	155,597
Senior Vice President &
Senior Trust Officer

(1)	Bonuses were earned for the previous fiscal year end and paid within the first quarter of the next fiscal year. For example, bonuses paid in 2006 were earned in and based on performance for 2005.
(2)	Includes 500 shares of common stock awarded each year to Mr. Fournier in accordance with the Fournier Employment Agreement.
(3)	The amount represents an accrued expense associated with a supplemental employee retirement plan for the benefit of Mr. Fournier.
(4)	Mr. Putney was appointed Senior Vice President and Senior Loan Officer on October 10, 2003.
(5)	Mr. Good was appointed Executive Vice President on June 1, 2004.
(6)

Perquisites for Mr. Fournier included club membership, personal use of a company car, Group Term Insurance Carve-Out Plan, Life Insurance and 401(k) Plan Contributions. No perquisite exceeded the greater of $25,000 or 10% of total compensation.

(7)	Perquisites for Mr. Gilles included club membership, monthly car allowance, Group Term Insurance, Life Insurance.
(8)

Perquisites for Mr. Putney included club membership, monthly car allowance, Group Term Insurance Carve-Out Plan, Life Insurance and 401(k) Plan Contributions. No perquisite exceeded the greater of $25,000 or 10% of total compensation.

(9)

Perquisites for Mr. Good and Mr. Rich include Group Term Insurance Carve-Out Plan, Life Insurance and 401(k) Plan Contributions. No perquisite exceeded the greater of $25,000 or 10% of total compensation.

Stock Options Granted in Fiscal Year 2006

No stock options were granted during 2006 to the Named Executive Officers of the Company and Bank.

Option Exercises and Year-End Value Table

The following table sets forth information concerning the number of options exercised during 2006 by each of the Executive Officers, the number of exercisable options and unexercisable options they held at December 31, 2006, and the value of unexercised in-the-money options they held as of such date.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

Outstanding Equity Awards at Fiscal Year End. The following table reflects the number and terms of stock option awards and stock awards outstanding as of December 31, 2006 for the Executive Officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (#)
Name	Exercisable	Unexercisable
Donat A. Fournier	—	—	—	—		—	—	500	11,250
James E. Rich, Jr.	1,260	—	—	9.67	01/07/07	—	—	—	—
	1,890	210	—	15.69	01/15/08	—	—	—	—
	840	210	—	15.76	06/22/09	—	—	—	—
	1,050	—	—	16.67	02/08/07	—	—	—	—

Option Exercises and Stock Vested. The following table sets forth the number of stock option awards exercised and the value realized upon exercising during 2006 for the Executive Officers, as well as the number of stock awards vested and the value realized upon vesting.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Donat A. Fournier	—	—	500	12,000

(1)	Based upon the difference between the closing price of the Common Stock on the American Stock Exchange on the date or date of exercises and the exercise price or prices for the stock options.
(2)	Based on the value of the stock determined by the closing price of the Common Stock on the American Stock Exchange on the day of vesting.

Pension Benefits. The following table sets forth the present value of the accumulated pension benefits for the Executive Officers.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Donat A. Fournier	Qualified Pension Plan Supplemental Pension Plan	2 4	49,800 283,556	— —

John R. Putney	Qualified Pension Plan	1	31,400	—

John L. Good, III	Qualified Pension Plan	1	30,500	—

James E. Rich, Jr.	Qualified Pension Plan	24	348,700	—

The Company has a defined benefit pension plan (the “Plan”) that up through December 31, 2005 covered substantially all full time employees who met certain eligibility requirements.

Effective January 1, 2006, the Bank suspended the Plan so that employees no longer earn additional defined benefits for future services.

On December 20, 2001, the Company amended the Plan effective January 1, 1997. The amendment changed the Plan to be a “safe harbor plan” and provide benefits equal to 1.45% of final average pay per year of service plus 0.65% of final average pay in excess of covered compensation per year of service, not to exceed 30 years of service. The amendment created a prior service cost of $938,000 that was being amortized over the average remaining working lifetime of the participants. Prior to the 2001 amendment, the benefits paid were based on 2 1/2% of the final average salary for each of the first 20 years of service plus and additional 1% for each of the next 10 years of service less 1 2/3% of the member’s social security benefit for each year of service (maximum 30 years).

Potential Payments upon Termination or Change in Control. The following table indicates the potential post employment payments and benefits for the Executive Officers if a change-in-control had occurred on December 31, 2006.

Potential Payments upon Termination or Change in Control

Name	Severance Pay ($)	Health Benefit Coverage ($)	Value of Options ($)	Total Benefits ($)
Donat A. Fournier	810,838	—	—	810,838
Michael O. Gilles	387,900	—	—	387,900
John R. Putney	356,067	—	—	356,067
John L. Good, III	358,567	—	—	358,567
James E. Rich, Jr.	295,740	—	2,636	298,376

Employment, Change in Control, Disability Agreements

Donat A. Fournier

The Company entered into an Employment Agreement with Donat A. Fournier in July 2002 (the “Fournier Employment Agreement”). The Fournier Employment Agreement provides for Mr. Fournier’s employment as President and Chief Executive Officer of Beverly National Corporation and Beverly National Bank. By its terms, the term of the Fournier Employment Agreement shall automatically be extended for one additional year, each year until age 66 or normal retirement age, whichever is earlier unless, not later than the preceding January 31st, either party notifies the other by written notice of his or its intent not to extend the same. The Fournier Employment Agreement provides that Mr. Fournier is to receive a base annual salary in the amount of $200,000, which may be adjusted upward from time to time in the discretion of the Company; annual grants of 500 shares of Common Stock for five (5) years; club membership; five (5) weeks paid vacation; an automobile allowance; excess group life insurance; a supplemental employee retirement plan, which provides at normal retirement age (65 years), an annual amount of $100,000, to be paid monthly for a period of 20 years; and eligibility to participate in other benefit plans of the Bank. The Fournier Employment Agreement also provides that during its term and for one (1) year afterward, Mr. Fournier may not compete with the Company and its subsidiaries within their market area.

The Company also entered into a Change in Control Agreement (the “Fournier Change in Control Agreement”) with Mr. Fournier in July 2002, which was amended January 9, 2007. The Fournier Change in Control Agreement provides that in the event of a change in control of the Company, if Mr. Fournier’s employment is terminated other than for cause as defined in the agreement, disability or retirement within two (2) years after the change in control, then he shall be entitled to a lump sum payment from the Company approximately equal to three (3) times his average annual compensation for the previous five (5) years, less $100.00, plus legal fees. The Fournier Change in Control Agreement additionally calls for the Company to pay, to the extent not paid by the Bank, an amount equal to Mr. Fournier’s full base salary at the rate then in effect during any period that he fails to perform his duties as a result of incapacity due to physical or mental illness until the date of termination.

Other Named Executive Officers

The Company entered into an Employment Agreement with James E. Rich, Jr. in February 2000 (the “Employment Agreement”), which was amended January 16, 2007. The Employment Agreement provides the Executive Officer employment as Company and Bank Officers. In connection with his employment, the Company will pay an annual base salary, which annual salary shall be adjusted upward from time to time at the sole discretion of the Company. Pursuant to the Employment Agreement, the Company has agreed to provide Mr. Rich with fringe benefits consistent with those provided to Senior Officers of the Company and the Bank.

The Employment Agreement contains a non-compete clause pursuant to which Mr. Rich has agreed that while employed by the Company and for a period of one (1) year thereafter, Mr. Rich may not in any capacity compete with the Company or the Bank. By its terms, the Employment Agreement continues in effect through December 31, 2008. If the officer becomes disabled during the term of the Employment Agreement, the officer shall be entitled to receive all benefits payable to him under the Bank’s long-term disability income plan. If the officer is terminated for cause as defined in the Employment Agreement, he will receive all accrued and unpaid compensation through the date of such termination. The Company will maintain at the Company’s sole expense all group insurance and other employment benefit plans, programs or arrangements (other than the Bank’s retirement plan, the Bank’s profit sharing plan, 401(k) plan, and the Company’s stock option plan in which the employee was participating at any time during the twelve (12) months preceding the date of such termination).

The Company entered into a Change in Control Agreement (the “Change in Control Agreement”) with James E. Rich, Jr. in February 2000, which was amended January 16, 2007. The Change in Control Agreement provides that in the event of a change in control of the Company, if the officer’s employment is terminated other than for cause as defined in the Change in Control Agreement, disability or retirement, within two (2) years after the change in control, then he or she shall be entitled to a lump sum amount from the Company approximately equal to the product of the average of his annual compensation for the five (5) preceding years multiplied by two (2).

The Company entered into an Employment Agreement with John R. Putney in October 2003 (the “Putney Employment Agreement”), which was amended January 10, 2007. The Putney Employment Agreement provides for Mr. Putney’s employment as Senior Vice President and Senior Loan Officer of Beverly National Bank. By its terms, the Putney Employment Agreement continued in effect through October 6, 2004, at which time the term of the Employment Agreement shall automatically be extended for one additional year, each year until age 66 or normal retirement age, whichever is earlier unless, not later than the preceding September 6th, either party notifies the other by written notice of his or its intent not to extend the same. The Putney Employment Agreement provides that Mr. Putney is to receive a base annual salary in the amount of $135,000, which may be adjusted upward from time to time in the discretion of the Company; five (5) weeks paid vacation; an automobile allowance; excess group life insurance; and eligibility to participate in other benefit plans of the Bank. The Putney Employment Agreement also provides that during its term and for one (1) year afterward, Mr. Putney may not compete with the Company and its subsidiaries within their market area.

The Company also entered into a Change in Control Agreement with Mr. Putney in October 2003 (the “Putney Change in Control Agreement”), which was amended January 10, 2007. The Putney Change in Control Agreement provides that in the event of a change in control of the Company, if Mr. Putney’s employment is terminated other than for cause as defined in the Putney Change in Control Agreement, disability or retirement within two (2) years after the change in control, then he shall be entitled to a lump sum payment from the Company approximately equal to two (2) times his average annual compensation for the previous five (5) years, less $100.00, plus legal fees. The Putney Change in Control Agreement additionally calls for the Company to pay, to the extent not paid by the Bank, an amount equal to Mr. Putney’s full base salary at the rate then in effect during any period that he fails to perform his duties as a result of incapacity due to physical or mental illness until the date of termination.

The Company entered into an Employment Agreement with John L. Good, III in June 2004 (the “Good Employment Agreement”), which was amended January 25, 2007. The Good Employment Agreement provides for Mr. Good’s employment as Executive Vice President of Beverly National Bank. By its terms, the Good Employment Agreement continued in effect through June 13, 2005, at which time the term of the Good Employment Agreement shall automatically be extended for one (1) additional year, each year until age 66 or normal retirement age, whichever is earlier unless, not later than thirty (30) days prior thereto, either party notifies the other by written notice of his or its intent not to extend the same. The Good Employment Agreement provides that Mr. Good is to receive a base annual salary in the amount of $135,000, which may be adjusted upward from time to time in the discretion of the Company; five (5) weeks paid vacation; excess group life insurance; and eligibility to participate in other benefit plans of the Bank. The Good Employment Agreement also provides that during its term and for one (1) year afterward, Mr. Good may not compete with the Company and its subsidiaries within their market area.

The Company also entered into a Change in Control Agreement with Mr. Good in June 2004 (the “Good Change in Control Agreement”), which was amended January 10, 2007. The Good Change in Control Agreement provides that in the event of a change in control of the Company, if Mr. Good’s employment is terminated other than for cause as defined in the Good Change in Control Agreement, disability or retirement within two (2) years after the change in control, then he shall be entitled to a lump sum payment from the Company approximately equal to two (2) times his average annual compensation for the previous five (5) years, less $100.00, plus legal fees. The Good Change in Control Agreement additionally calls for the Company to pay, to the extent not paid by the Bank, an amount equal to Mr. Good’s full base salary at the rate then in effect during any period that he fails to perform his duties as a result of incapacity due to physical or mental illness until the date of termination.

The Company entered into an Employment Agreement with Michael O. Gilles in August 2005 (the “Gilles Employment Agreement”), which was amended January 9, 2007. The Gilles Employment Agreement provides for Mr. Gilles’ employment as Executive Vice President and Chief Financial Officer of the Bank. By its terms, the Gilles Employment Agreement continued in effect through August 28, 2006, at which time the term of the Employment Agreement shall automatically be extended for one (1) additional year, each year until age 66 or normal retirement age, whichever is earlier unless, not later than the preceding July 28th, either party notifies the other by written notice of his or its intent not to extend the same. The Gilles Employment Agreement provides that Mr. Gilles is to receive a base annual salary in the amount of $162,500, which may be adjusted upward from time to time in the discretion of the Company; five (5) weeks paid vacation; an automobile allowance; excess group life insurance; and eligibility to participate in other benefit plans of the Bank. The Gilles Employment Agreement also provides that during its term and for one (1) year afterward, Mr. Gilles may not compete with the Company and its subsidiaries within their market area.

The Company also entered into a Change in Control Agreement with Mr. Gilles in August 2005 (the “Gilles Change in Control Agreement”), which was amended January 9, 2007. The Gilles Change in Control Agreement provides that in the event of a change in control of the Company, if Mr. Gilles’ employment is terminated other than for cause as defined in the Gilles Change in Control Agreement, disability or retirement within two (2) years after the change in control, then he shall be entitled to a lump sum payment from the Company approximately equal to two (2) times his average annual compensation for the previous five (5) years, less $100.00, plus legal fees. The Gilles Change in Control Agreement additionally calls for the Company to pay, to the extent not paid by the Bank, an amount equal to Mr. Gilles’ full base salary at the rate then in effect during any period that he fails to perform his duties as a result of incapacity due to physical or mental illness until the date of termination.

Director Compensation. The following table contains information concerning the total compensation earned by each individual, during the fiscal year ended December 31, 2006, who served as a director since the last annual meeting other than directors who are also Executive Officers.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Richard H. Booth	26,000	—	76,834	—	—	—	102,834
Kevin M. Burke	28,450	—	—	—	—	—	28,450
John N. Fisher	33,400	—	44,764	—	—	—	78,164
Mark B. Glovsky	32,550	—	50,127	—	—	—	82,677
Alice B. Griffin	33,350	—	8,271	—	2,145	—	43,766
Suzanne S. Gruhl	30,900	—	—	—	—	—	30,900
Robert W. Luscinski	29,850	—	32,891	—	2,049	—	64,790
Pamela C. Scott	19,550	—	—	—	—	—	19,550
Clark R. Smith	31,250	—	14,744	—	6,043	—	52,037
Michael F. Tripoli	34,000	—	—	—	—	—	34,000

(1)

All Directors’ fees are paid in cash. Directors may choose to have all or some fees deferred and held in an uninsured deposit account with the Bank earning a market rate of interest. During 2006 Mr. Smith deferred all director fees.

(2)

Option awards represent the value of stock options, that were previously issued and vested, that were exercised in 2006. The value is based on the difference between the option price and market price on the date of exercise. Shares exercised in 2006 were: Richard H. Booth, 4,290; John N. Fisher, 2,435; Mark B. Glovsky, 2,982; Alice B. Griffin, 616; Robert W. Luscinski, 3,276; and Clark R. Smith, 1,374. As of the date of this Proxy, Directors had the following number of outstanding options to purchase shares of the Company’s common stock, vested and unvested: Richard H. Booth, 315; John N. Fisher, 472; Mark B. Glovsky, 315; Alice B. Griffin, 1,075; Robert W. Luscinski, 3,024; and Clark R. Smith, 315.

(3)	Represents interest earned for the year on the Director’s deferred fees.

The Company pays no separately allocated cash compensation to its Directors for their services as Directors. Each Director of the Company also serves as a Director of the Bank. Directors of the Bank are paid an annual fee of $18,000. The Lead Director, currently Alice B. Griffin, is paid an annual fee of $20,000. Any Director serving on a committee is compensated at the rate of $400 per committee meeting; committee Chairs are compensated at $600 per committee meeting. Directors who are salaried employees of the Company do not receive any separate compensation for services as a Director of the Bank or Company.

The Company hires an independent consultant to review compensation levels every other year to compare the current board of director compensation levels with that of its peers and publicly traded banks of similar size and capitalization levels. The Compensation Committee then asks the consultant to make a recommendation regarding any proposed changes in Board compensation levels that is then proposed to the full Board for approval. This process was done in 2005 and changes were made to 2006 fees. No changes were made or proposed to compensation of Directors for 2007.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Company, through its wholly-owned subsidiary, the Bank, has had, currently has, and expects to continue to have in the future, banking (including loans and extensions of credit) transactions in the ordinary course of its business with its Directors, Executive Officers, members of their family, and their associates. Such banking transactions have been and are on substantially the same terms, including interest rates, collateral and repayment conditions, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features.

As of December 31, 2006 and 2005, the Bank had outstanding $268,000 and $218,000, respectively, in loans to Directors, Executive Officers, members of their family and their associates, which represents 0.58% and 0.76%, respectively of capital. Federal banking laws and regulations limit the aggregate amount of indebtedness that banks may extend to bank insiders. Pursuant to such laws, the Bank may extend credit to Executive Officers, Directors, Principal Shareholders or any related interest if the amount of all outstanding extensions of credit to such individual does not exceed the Bank’s unimpaired capital and unimpaired surplus. As of December 31, 2006, the aggregate amount of extensions of credit to insiders was below this limit.

The Bank and the Company from time to time do business with Directors of the Bank and the Company. In 2006, the Bank did business with Fisher and George Electrical Co., Inc., of which Director Fisher is the sole shareholder. The work was related to general electrical work in the amount of $46,000. In 2006, the Bank did business with the law firm of Glovsky & Glovsky of which Director Glovsky is a partner, for legal work in the amount of $82,000.

Mr. Gilles was engaged as a consultant as Interim Chief Financial Officer from May 2005 until he was employed on August 29, 2005. During that period, he was paid $59,313.

The Company’s Code of Ethics and Conflicts of Interest Policy (the “Policy”) provides that officers, directors and employees and their related interest (“insiders”) must fully disclose to the Board any personal interest they may have in matters affecting the Company or the Bank, and must ensure that any transactions are at arms length. The Policy further states that significant transactions will be reviewed by disinterested directors to ensure fair dealing. In addition, it is the Company’s policy that insiders only enter into transactions that are executed in accordance with the Company specific authorization or established formalized policies and procedures.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT:

BENEFICIAL OWNERSHIP REPORTING

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and Regulations of the SEC, the Company’s Executive Officers and Directors must file reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, based solely on review of the copies of such reports and amendments thereto furnished to the Company during its most recent fiscal year, no Executive Officers or Directors of the Company failed to file such reports on a timely basis.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

Shareholders are asked to consider and ratify the appointment of Shatswell, MacLeod & Company, P.C. as independent auditor to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2007. If shareholders do not ratify the appointment of Shatswell, MacLeod & Company, P.C., the Audit Committee will consider the vote of shareholders in selecting the independent auditor in the future. Shatswell, MacLeod & Company, P.C. has served as the independent auditor for the Company for the fiscal year ended December 31, 2006. It is anticipated that representatives of the firm Shatswell, MacLeod & Company, P.C. will be present at the Annual Meeting and will be provided an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

1. Audit Fees

The aggregate fees billed by Shatswell, MacLeod & Company, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2006 and reviews of the financial statements included in the Company’s Forms 10-Q for the years ended December 31, 2006 and December 31, 2005 were $89,729 and $80,025, respectively.

The nature of services consisted of the annual audit and certification of the financial statements of the Company and all subsidiaries.

2. Audit-Related Fees

There were no fees billed in each of the last two (2) years for assurance and related services by Shatswell, MacLeod & Company, P.C. that are reasonably related to performance of the audit or review of Company’s financial statements that are not reported under “Audit Fees.”

3. Tax Fees

The aggregate fees billed in each of the last two (2) years for professional services rendered by Shatswell, MacLeod & Company, P.C. for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2006 and December 31, 2005 were $8,893 and $11,578, respectively.

4. All Other Fees

The aggregate fees billed for services rendered by Shatswell, MacLeod & Company, P.C., other than the services covered above for the fiscal years ended December 31, 2006 and December 31, 2005 were $110,000 and $0, respectively. Fees paid in 2006 represent payment for services performed for the Company in conjunction with its secondary stock issuance in January 2006.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor, other than those listed under the de minimus exception. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to a particular service or category of services and is generally subject to a specific budget. The Audit Committee has not delegated pre-approval authority. The independent auditor and management are required to report to the full Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. None of the audited-related fees, tax fees or other fees paid in 2006 and 2005 was approved per the Audit Committee’s pre-approval policies.

The Audit Committee has considered and determined that the provision of services rendered by Shatswell, MacLeod & Company, P.C. relating to matters 2 through 4 above is compatible with maintaining the independence of such accountants.

The Board of Directors recommends a vote “FOR” the approval of Proposal Three. Proxies solicited by the Board of Directors will be so voted unless shareholders specify a contrary choice on the proxy card. The proposal to ratify the appointment of Shatswell, MacLeod & Company, P.C. will be approved if a majority of the shares present or represented by proxy and voting on the proposal vote in favor of ratification.

OTHER MATTERS

At the time of the preparation of this proxy material, the Board of Directors of the Company does not know of any other matter to be presented for action at the Annual Meeting. If any other matters should properly come before the meeting, proxy holders shall have discretionary authority to vote their shares according to their best judgment.

DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to have included in the Company’s Proxy Statement and form of Proxy relating to the Company’s 2008 Annual Meeting of Shareholders under Rule 14a-8(e), Question #5 of the SEC must be received by the Company’s Secretary, Paul J. Germano, 240 Cabot Street, Beverly, MA 01915 by December 1, 2007. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and form of Proxy for such meeting any shareholder proposal that does not meet the requirements of the SEC in effect at the time. Any such proposals shall be subject to the requirements of the proxy rules under the Exchange Act. The Company must receive written notice of any shareholder proposal to be acted upon at the next Annual Meeting, for which inclusion in the Company’s proxy materials is not sought, not less than 30 days nor more than 60 days prior to the 2008 Annual Meeting.

AMENDMENTS TO BYLAWS

In accordance with recent developments in the law regarding corporate governance and procedures, as well as emerging trends in corporate governance, the Board of Directors has made various amendments to the Company’s Bylaws, including provisions regarding the Annual Meeting Date and Director qualifications and the Board’s committee structure. A copy of the Company’s Bylaws, as amended, may be obtained without charge by any shareholder upon written request to:

Paul J. Germano, Secretary

Beverly National Corporation

240 Cabot Street

Beverly, Massachusetts 01915

SHAREHOLDER INFORMATION

The Company’s Annual Report on Form 10-K for the year ended December 31, 2006 is filed with the SEC and may be obtained without charge by any shareholder upon written request to:

Michael O. Gilles, Chief Financial Officer

Beverly National Corporation

240 Cabot Street

Beverly, Massachusetts 01915

The Company’s 2006 Annual Report accompanies this document and is not incorporated by reference.

By Order of the Board of Directors

Paul J. Germano, Secretary

Beverly, Massachusetts

April 23, 2007

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY

BEVERLY NATIONAL CORPORATION

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 22, 2007

The undersigned hereby appoints David Ray and Kevin Dalton (the “Proxies”), or any of them, proxies, with full power of substitution, to vote all outstanding shares of the common stock of Beverly National Corporation (the “Company”), at the 2007 Annual Meeting of Shareholders which will be held on Tuesday, May 22, 2007, at the Danvers office of Beverly National Bank, 107 High Street, Danvers, Massachusetts at 9:00 a.m., local time, together with any adjournments and postponements thereof:

Please be sure to sign and date

this Proxy in the box below.

Date

Shareholder sign above

Co-holder (if any) sign above

1. To fix the number of directors who shall constitute the full Board of Directors at eleven.

For

Against

Abstain

2. ELECTION OF DIRECTORS: To elect the four nominees identified below as Directors of the Company for a three-year term.

For

With-

hold

For All

Except

NOMINEES:

Suzanne S. Gruhl, John J. Meany, Clark R. Smith and Michael F. Tripoli

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

3. To ratify the appointment of Shatswell, MacLeod & Company, P.C., as independent auditor for the Company for the fiscal year ended December 31, 2007.

For

Against

Abstain

To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” PROPOSALS 1, 2 AND 3. IF, AT OR BEFORE THE TIME OF THE MEETING, THE NOMINEE LISTED IN PROPOSAL 2 FOR ANY REASON HAS BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTOR, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE CORPORATION AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

+ +

Detach above card, sign, date and mail in postage paid envelope provided.

BEVERLY NATIONAL CORPORATION

Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.